As filed with the Securities and Exchange Commission on February 12, 1999

                                                      Registration No. 333-68781

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                   ----------
                                 Amendment No.1
                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               -------------------

                       DIGITAL COURIER TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)
                         Commission file number: 0-20771

               Delaware                                87-0461856
   (State or other jurisdiction of          (IRS Employer Identification No.)
   incorporation or organization)

                           136 Heber Avenue, Suite 204
                              Park City, Utah 84060
                                 (435) 655-3617
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                MITCHELL EDWARDS
                            Executive Vice President
                       DIGITAL COURIER TECHNOLOGIES, INC.
                                  P.O. Box 8000
                           136 Heber Avenue, Suite 204
                              Park City, Utah 84060
                                 (435) 655-3617

                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   copies to:

                                WILLIAM C. GIBBS
                                 SNELL & WILMER
                          111 East Broadway, Suite 900
                           Salt Lake City, Utah 84111
                                 (801) 237-1900
                              --------------------

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in
         connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
         |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

======================= ==================== ===================== ===================== =====================
    Title of each                                  Proposed              Proposed
       class of               Amount               Maximum               maximum              Amount of
   securities to be            to be            offering price          aggregate            Registration
    registered (1)         registered(2)         per unit(3)        offering price(3)            Fee
     ------------          -------------         ------------         -------------          ------------
     Common Stock            2,174,338              $6.66              $14,481,091              $6,319

======================= ==================== ===================== ===================== =====================

(1) This registration statement ("Registration Statement") covers the resale by certain selling security holders ("Selling Stockholders") of up to an aggregate of 2,174,338 shares of Common Stock, $.0001 par value, of Digital Courier Technologies, Inc. (the "Company"), 1,174,338 shares of which were previously acquired by such Selling Stockholders, and 1,000,000 shares of which may be acquired by such Selling Stockholders upon the exercise of presently outstanding warrants.

(2) In the event of a stock split, stock dividend, or similar transaction involving the Registrant's Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant's Common Stock on December 4, 1998, as reported by Nasdaq National Market.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

136 Heber Avenue, Suite 204
P.O. Box 8000
Park City, Utah  84060
Telephone (435) 655-3617


                       DIGITAL COURIER TECHNOLOGIES, INC.


                        2,174,338 SHARES OF COMMON STOCK


         With this prospectus, the selling stockholders identified in this prospectus are offering 2,174,338 shares of our common stock.


                  Before purchasing any of the shares, you should
                  consider   very   carefully   the   information
                  presented under the caption "Risk Factors" beginning on page 3 of this prospectus.


         Our common stock is traded on the Nasdaq National Market under the symbol "DCTI."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                The Date of this Prospectus is February 12, 1999

                                   THE COMPANY

         We develop and market proprietary electronic commerce and publishing software for Internet businesses and online information services. We are also developing electronic commerce and publishing software for consumer products such as cellular phones and personal digital assistants connected to the Internet. The electronic commerce software enables businesses to buy and sell goods safely and reliably using the Internet. It is combined with a payment processing system that provides consumers and businesses with the capability to accept credit card payments on the Internet. The publishing software efficiently delivers electronic information, such as weather conditions and forecasts, to a wide range of computing devices including personal and business computers, cellular phones, and pagers.

         We operate through four online business divisions:

         o  netClearing(TM)
         o  WeatherLabs(TM)
         o  Books Now(TM)
         o  Videos Now(TM)

Each division integrates the proprietary software technology to provide customized applications and business transaction services via the Internet. These product and service offerings are currently licensed by global Internet companies such as Excite, Netscape, @Home, and America Online.

         netClearing. The netClearing division integrates all of our electronic commerce software into a comprehensive payment processing service for businesses and consumers that sell goods and services on the Internet. The netClearing service is designed to process credit card transactions for over 1,000 businesses and consumers simultaneously. It also ensures that the transactions occur quickly, securely, and reliably. The service is centrally located at our technology facility in Salt Lake City, Utah so that transaction processing for every customer can be controlled and monitored efficiently. netClearing will generate revenue by charging a processing fee for each transaction conducted and by charging a fee for additional services such as reporting and reconciliation. Because the system is largely automated, the cost to process 100 transactions or 10,000 transactions is almost the same. This represents a significant opportunity for profitability as the number of transactions increase and the cost of processing is held constant.

         WeatherLabs. The WeatherLabs division supplies proprietary real-time weather forecasts and other weather-related reports to online businesses throughout the world, and operates its own web site www.weatherlabs.com for consumers and business customers. WeatherLabs also licenses completely developed web pages that provide weather information on customers' web sites. These web pages can be easily integrated into a customer's web site and even branded with the customer's logo to increase its brand value. The weather products and services are also licensed to our customers on a fixed price and/or revenue-sharing basis. The revenue-sharing pricing model allows WeatherLabs to collect a percentage of the revenue that the customer generates through the use of its weather-related products and services. This approach enables customers and partners to integrate our technology into their own to build additional value for their online businesses.

         Videos Now and Books Now. Videos Now and Books Now utilize our software to operate web sites that sell books and videos to consumers and businesses. Videos Now operates the web site www.videosnow.com, which sells VHS, DVD, and LaserDisc videos ranging from newly released theatrical and Hollywood titles, such as "Titanic," to special interest videos on topics such as home improvement or Italian cooking. Videos Now offers over 100,000 video titles through its relationships with various distributors that supply and manage the inventory. Videos Now has created a communication network that links the distributors to the Videos Now web site using the Internet, enabling the customer to see exactly what products are available for purchase at any given time. Using the same business and technology infrastructure, Books Now operates the web site www.booksnow.com, which offers over 1 million paperback and hardcover books for purchase on the Internet. These divisions generate revenue through sales of books and videos, and by licensing the software to other companies seeking to sell books and videos on the Internet. The divisions receive a licensing fee for the software along with a share of the revenue from the sale of each product sold through the affiliated web site. The two web sites are linked together allowing customers to more easily purchase books and videos. This cross promotion is intended to help increase the awareness and popularity of these web sites, and ultimately increase sales.

         Corporate History. We were incorporated in Delaware in 1985. We began as a national direct marketing company under the name DataMark Holding, Inc., and began incorporating online business strategies five years ago. We recruited an experienced management and technical team to design and implement a high-end Internet services business model. In addition to engineering and constructing a state-of-the-art computer and data facility in Salt Lake City, we acquired an Internet access business and entered into strategic alliances with companies in the electronic mail business. We formed a division to create a network of interconnected web sites to be promoted by local television stations. We sold our direct marketing and internet access businesses, as well as certain assets related to our television web site hosting activities during fiscal 1998. In September 1998, we acquired Digital Courier International, Inc., a private Internet software development company and changed our name to Digital Courier Technologies, Inc.

                                  RISK FACTORS

         Before purchasing the shares, you should carefully consider the risk factors described below. If any of the following risks actually occurs, it could materially adversely affect our business, financial condition, and results of operations. The risks and uncertainties described below are not the only ones we are facing. While the risks described below are all the material risks of which we are currently aware, we may have other risks and uncertainties of which we are not yet aware or which we currently believe are immaterial that may also impair our business operations.

Additional Cash from Outside Sources is Essential to Continued Operations

       We have recently completed a private placement of common stock and warrants which provided us with $3.6 million in cash. The investors committed to purchase an additional $5.6 million of our equity securities if certain conditions are met. The most important of these conditions are that the closing bid price of our stock is above $7 for fifteen consecutive days and that this registration statement is effective. In addition, the exercise of the warrants would bring us an additional $13.6 million in cash. We will be able to force the exercise of the warrants if our stock trades at twice the warrant exercise price for fifteen consecutive days. If our stock trades at $11.06 per share for the period, we would generate $2.2 million in cash; the remainder would be available if our stock trades at $18.98 per share. If we receive the full amount committed, we anticipate that we will have sufficient cash to operate during the next twelve months. If we do not receive the full amount committed, we project that we may not have sufficient cash flows from operating activities during the next twelve months to provide the necessary capital to fully implement our marketing strategy or to sustain operations at current levels.

       We are attempting to obtain additional debt or equity funding, and we are negotiating with several funds and investment banks in this regard. If we are unable to obtain additional cash from outside sources, we may be required to revise our plans and reduce future expenditures.

We Have Incurred Substantial Losses

       We incurred a loss of $6,264,265 from continuing operations during the year ended June 30, 1998 and a loss of $15,370,438 during the six months ended December 31, 1998. Our operating activities used $6,377,970 of cash during the during the year ended June 30, 1998 and $4,972,485 during the six months ended December 31, 1998. We also had a tangible working capital deficit of $272,968 at June 30, 1998 and a tangible working capital deficit of $118,980 at December 31, 1998. We expect that we will require additional funding, the amount of which is not known, before our continuing operations will achieve and sustain profitability, if at all.

Only One Year of Internet Based Revenues

         We began generating Internet-based revenues from our existing businesses in January 1998, when we acquired Books Now, Inc. At that time, Books Now was generating revenues of approximately $50,000 per month, with about 10% of that amount being derived from the sale of books through the web site Booksnow.com. We acquired WeatherLabs, Inc. in May 1998, which had been generating a small amount of revenue from its Internet-only weather service since the beginning of 1998. We therefore have a limited history of generating revenue on the Internet. Prior to 1998, most of our revenues came from non-Internet businesses. This relatively brief experience with Internet revenues is a risk that you should consider.

Unpredictability of Future Revenues

         Due to our limited operating history and the uncertain nature of the Internet industry, we are unable to predict future results of operations. Our prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving market for Internet products and services, including e-commerce and web-based advertising. These risks include, without limitation:

         o   web consumers' and/or advertisers' rejection of our services;
         o our inability to maintain and increase the levels of traffic and purchasers on our web sites;
         o   competitors' development of equal or superior services or products;
         o   the market's failure to use the web to advertise;
         o our internal sales force's failure to successfully sell web-based products and services;
         o   consumers' failures to purchase goods from our web sites;
         o our inability to effectively integrate the technology and operations of any acquired businesses or technologies with our operations; and
         o our inability to identify, attract, retain and motivate qualified personnel.

         We may not be successful in addressing these risks.

Significant Future Losses Are Anticipated

         We have incurred operating losses from continuing operations in each fiscal quarter since we were formed. We expect operating losses and negative cash flows to continue for the foreseeable future as we grow our business. As of December 31, 1998, we had an accumulated deficit of $30,050,511. We incurred a net loss of $1,790,934 for the year ended June 30, 1998 and a net loss of $9,340,816 for the year ended June 30, 1997. We also incurred a net loss of $15,370,438 for the six months ended December 31, 1998. We will likely incur significant losses on a quarterly and annual basis in the future until advertising, licensing and sales revenue significantly increases.

Fluctuations in Quarterly Operating Results

         Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include:

o         Seasonality:

          o We have not been in our current businesses long enough to know whether the quantity of products purchased from our web sites will vary during different seasons;
          o We have not been in our current businesses long enough to know whether the amount advertisers spend on Internet advertising varies by season (advertisers historically spend less during our first and third fiscal quarters);

o         Unexpected Expenditures:

          o The amount and timing of costs related to marketing efforts or other initiatives is unpredictable and dependent upon market conditions and developments;
          o The amount we must pay for distribution or content agreements or other costs we incur as we expand our operations may change as e-commerce develops;

o         Unpredictable Internet Usage:

          o The general level of Internet usage varies in unpredictable amounts;
          o The early stage of development of our Internet-based businesses makes it difficult to predict usage;
          o Traffic levels on our weather, videos and books web sites, can fluctuate significantly;

o         The Economics of the Internet Are Evolving:

          o Changes in rates paid for advertising on our web sites may result from competition or other factors;
          o The Internet advertising budgets of individual advertisers may vary;
          o The demand for advertising on our web sites may vary due to competition;
          o New services introduced by us or our competitors may alter Internet usage;
          o Conversion rates (the number of visitors to our sites that actually purchase a product) may fluctuate in unpredictable ways;
          o We may from time to time make certain pricing, service or marketing decisions or enter into business combinations that could cause our operating results to significantly fluctuate;

o         Technology Costs Remain Fixed:

          o Our technology costs are largely fixed, while our revenues may fluctuate;
          o Internet connections, the cost of servers and equipment, and maintenance do not vary as revenues vary;
          o Technical difficulties or system downtime may affect the Web generally or the operation of our web sites.

         Many of these factors are outside our control. Due to all of the foregoing factors, in future quarters our operating results may fall below securities analysts' and investors' expectations. In such event, the trading price of our common stock would likely be materially and adversely affected.

         Therefore, we believe that period to period comparisons of our operating results are not meaningful and that you should not rely on the results for any period as an indication of our future performance. Although we expect sales, licensing and advertising revenue on our sites to eventually increase, there can be no assurance in this regard. Moreover, the market for e-commerce and the sales of advertisement on the web is an emerging market that is difficult to forecast accurately.

Going Concern Opinion by our Auditors

         In the Report of Independent Public Accountants included in our Annual Report on Form 10-K, our independent auditors stated that "None of the Company's continuing operations are generating positive cash flows. These matters raise substantial doubt about the Company's ability to continue as a going concern." Although we have since raised capital in a private placement of our common stock, from a loan, through the exercise of stock options by directors of our company, and are working on raising additional capital, the matters described by our auditors nevertheless remain relevant.

Integration of Digital Courier International, Inc.

         Uncertainty Relating to Integration. We acquired Digital Courier International, Inc. ("DCI") in September 1998, and we believe there are risks in attempting to integrate the operations of these two previously separate companies. We are putting forth a significant effort to successfully combine the two companies. Our efforts include coordinating development of new products, commercializing in-process development, integrating product offerings, and coordinating sales and marketing efforts and business development efforts. We have different systems and procedures from DCI in many operational areas and these systems and procedures must be rationalized and integrated. To be profitable, we will need to integrate and streamline overlapping functions successfully. Among the risks we face are:

    o We must incur the costs generally associated with this type of integration including the costs to:
         o    integrate product lines;
         o    cross-train the sales force;
         o    position products in the market;
    o We do not yet know what the ultimate cost of integration will be and how significant the impact will be: the cost may have an adverse effect on our operating results;
    o    Our  integration  of  the   two  companies   will  require   management
         resources that may distract attention from normal operations . Employee uncertainty and lack of focus may also disrupt our business; and

         o Our failure to quickly and effectively accomplish the integration could harm us. Uuncertainty in the marketplace or customer concern regarding the impact of our acquisition of DCI could also have a material adverse effect on our consolidated business, financial condition and results of operations.


     Inability to Retain Our Employees. Our success depends in part on our ability to retain and integrate management, technical, marketing, sales and customer support personnel. There can be no assurance that we will be able to retain our personnel or that we will be able to attract, hire and retain replacements for employees that leave. Our failure to attract, hire, retain and integrate skilled employees could have a material adverse effect on our business, operating results and financial condition.

     Dilutive Effect to Our Stockholders. Our issuance of 4,659,080 shares of common stock to acquire DCI could reduce the market price of our common stock, as more shares are outstanding and DCI does not bring a substantial revenue stream to our business. This dilutive effect can be overcome if unless we can achieve revenue growth or cost savings sufficient to offset the effect of such issuance.

     Inability to Realize Cost Savings. Although we believe that we will eventually experience cost savings due to elimination of overlapping functions and costs from our acquisition of DCI, we are not certain when these cost savings will be achieved. We have not yet made significant layoffs since the acquisition, and thus labor costs have not declined . We are not sure that the combined results of operations and financial condition will be superior to what would have been achieved by each company independently, although cost savings was not necessarily a material factor in the decision by our Board of Directors to acquire DCI.

We Depend on Continued Growth in Use of the Internet

         Our success is substantially dependent upon continued growth in the use of the Internet to support our sale of weather information, books, videos and advertising on our web sites. Rapid growth in the use of and interest in the Internet is a recent phenomenon. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including (1) potentially inadequate development of the necessary infrastructure, such as a reliable network backbone, or (2) untimely development and commercialization of performance improvements, including high speed modems. Some of our weather information, for example, is best viewed with high speed modems or broadband internet connections.

         Additionally, if use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support growth that may occur, we may not be successful.

Unproven Business Model for Our Internet-based Products and Services

         The markets for Internet-based weather reports and forecasts, for the sale of books and videos on the Internet, and for Internet-based credit card clearing, have only recently begun to develop and may prove unprofitable.

         WeatherLabs. Although more and more users of the Internet seek weather-related information at some point during an Internet "session," it is still unclear whether users will ever be willing to pay for such information. Until such time as a market develops for the sale of weather-related information, providers of weather on the Internet, including WeatherLabs, will have to rely on selling advertising to generate revenue. WeatherLabs is not yet profitable from the sale of advertising on the web sites that utilize WeatherLabs.

         VideosNow and Books Now. Although sales of books and videos on the Internet by some of our competitors continue to climb, we are unaware of any company that has generated operating profits from the sale of books or videos on the Internet. We do not know when we will be able to generate a profit from the sale of these media products on the Internet.

         Credit Card Clearing. The software and services that are currently under development have the potential to be profitable, but as our revenues to date from the processing of credit card transactions is minimal, we cannot give assurances in this regard. If we are able to develop software and services and raise sufficient capital to market those products and services, we may be able to generate profits.

         All of these markets are rapidly evolving and are characterized by an increasing number of market entrants who have introduced or developed products and services for use on the Internet.

         If consumers fail to use our web sites or such usage fails to continue to grow, we may be unable to sell enough products, services or advertising to become profitable. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the market for virtual commerce and advertising on the Internet is new and evolving, we are unable to predict the future growth rate and size of this market. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if our web sites do not achieve or sustain market acceptance, we may not be successful.


Brand Development is Important to our Business

         We believe that establishing and maintaining our "netClearing," "Books Now," "WeatherLabs" and "Videos Now" brands is a critical aspect of our efforts to attract and expand our Internet audience. If consumers do not perceive our existing or future products and services to be of high quality and therefore do not use our brands, sales will be adversely affected and advertisers will not be attracted to our audiences. Although our software and services are engineered to appear as though they were created by the web portals and merchants on the Internet, our brands are important to generate interest in our software and services by such portals and merchants. We also believe that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. In response to competitive pressures, we may be forced to substantially increase our financial commitment to creating and maintaining a distinct brand loyalty among our consumers. If we are unable to promote and maintain our brands, or if we incur excessive expenses in maintaining brand loyalty, we may not be successful.

We Rely on Internet Advertising Revenues


         We currently derive approximately one-quarter of our revenues from selling advertisements on our web sites, and we believe there are risks associated with this revenue stream. Our ability to generate significant advertising revenues will depend upon, among other things, advertisers' acceptance of the Internet as an effective place to advertise. Most Internet advertising customers, however, have only limited experience with the Internet as an advertising medium. Additionally, most of these customers have not devoted a significant portion of their advertising expenditures to web-based advertising and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. Any inability by us to sell advertising on our web sites, particularly the WeatherLabs co-branded web sites, will adversely affect our revenues and profitability.

         We face many other challenges in selling web-based advertising. For example:

         o there are no widely accepted standards for measuring the effectiveness of web-based advertising;
         o certain advertising filter software programs are available that limit or remove advertising from an Internet user's desktop; such software may have a materially adverse effect upon the viability of Internet advertising. There is intense competition in the sale of Internet advertising, including competition from other Internet navigational tools as well as other high-traffic sites;
         o competition for advertising sales could result in significant price competition and reductions in advertising revenues to our web sites; and
         o our advertising customers may not accept the internal and third-party measurements of impressions received by advertisements on our web sites, and such measurements may contain errors.

We Depend Upon Third Parties

         We depend substantially upon third parties for several critical elements of our business, including:

         o    Sprint, for telecommunications services;
         o Internet Portals, including America Online, Netscape, Excite and the At Home Network, for use of our WeatherLabs products and services;
         o Hewlett Packard, for maintenance and upgrades of the HP-9000 computers in our data center;
         o Sun Microsystems, for maintenance and upgrades of the Sun Enterprise 500 servers in our data center;
         o    Cisco, for maintenance and upgrades of our routers; and
         o Other vendors of software and hardware for maintenance and upgrades of software, systems, and hardware used to deliver our products on the Internet.

         Although we believe that there are other third party providers who can provide the same services as those providers we currently use, loss or interruption of service by such providers would have an adverse effect on our business and prospects.

We Depend on our Existing Technology and Infrastructure

         We depend substantially upon our computer equipment and its maintenance and technical support to ensure accurate and rapid presentation of content and advertising to our customers. Our failure to effectively maintain our equipment and provide such information could have a material adverse effect on our business, operating results and financial condition. In addition, if we terminate any of our telecom agreements with Sprint, or Sprint fails to renew our agreements upon expiration, we could incur substantial additional costs to develop or license replacement telecom capacity.

We Must Continually Enhance our Products To Remain Competitive

         Our failure to effectively improve our software, web sites or other products, or our failure to achieve market acceptance of design modifications, could adversely affect our business, results of operations and financial condition. To remain competitive in the sale of products over the Internet, in delivering information over the Internet, and in providing e-commerce services on the Internet, we must continue to enhance and improve the responsiveness, functionality, features and content of our main product offerings. If we are unable to develop increasingly complex technologies to improve our products, we may not successfully maintain competitive user response time or implement new features and functions. Furthermore, enhancements of or improvements to our products may contain undetected errors that require significant design modifications. Such errors could result in a loss of customer confidence and user support and a decrease in the value of our products and services. These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to introduce new Internet products and services in the near future.

Capacity Constraints and Systems Failures

         Any disruption in Internet access or any failure of our technology to handle higher volumes of user traffic could have a material adverse effect on our business, operating results and financial condition. A key element of our business strategy is to generate high volume usage of our products and content offerings. Accordingly, our technology performance is critical to our reputation. Our technology performance also affects our ability to attract advertisers to our products, and achieve market acceptance of these products and media properties.

         The risks we face in this regard include:

         o If we experience a system failure that causes an interruption or an increase in response time of our web sites, we may have less traffic to our content destinations;
         o If the interruptions or delays are sustained or repeated, our advertisers may find our content offerings less attractive and our customers may choose to shop elsewhere;
         o An increase in the volume of traffic to our web sites could strain our software or hardware capacity, which could lead to slower response time or system failures;
         o As the number of users increases, our infrastructure may not be able to scale accordingly;
         o    We are dependent upon our own technology and link to the Internet;
         o We are dependent on hardware suppliers for prompt delivery, installation and service of servers and other equipment which we use to deliver our products and services.
         o Our operations are dependent in part upon our ability to protect our operating systems against physical damage from fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events. We do not presently have redundant, multiple-site capacity in the event of any such occurrence; and
         o Our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering.

         If we experience any of these events, the users of our web sites may encounter interruptions, delays or cessations in service, which could have a material adverse effect on our business, operating results and financial conditions.


Management of Internal Growth

         As we grow, we may not be able to effectively manage the expansion of our operations and our systems, procedures or controls may not be adequate to support our operations. Additionally, we may not be able to achieve the rapid execution necessary to fully exploit our market opportunities.

Integration of Acquisitions We May Make

         If we enter into future acquisitions, we may not be successful in overcoming risks or any other problems typically encountered in connection with such acquisitions. During fiscal year 1998 and the first quarter of fiscal year 1999, we have acquired several companies and we have evaluated several potential acquisitions. As part of our business strategy we expect to enter into further business combinations and/or make significant investments in complementary companies, products or technologies.

         Any such transactions would be accompanied by the risks commonly encountered in such transactions. Such risks include, among other things:

         o the difficulty of assimilating the operations and personnel of the acquired companies;
         o    the potential disruption of our ongoing business;
         o the inability of management to maximize our financial and strategic position through the successful incorporation of acquired technology or content and rights into our products and services;
         o    the difficulties of integrating personnel of acquired entities;
         o the additional expenses associated with amortization of acquired intangible assets;
         o the maintenance of uniform standards, controls, procedures and policies;
         o the impairment of relationships with employees and customers as a result of any new management integration; and
         o    the  potential  unknown   liabilities   associated  with  acquired
              businesses.

Markets for Our Products and Services are Highly Competitive

         The market for Internet products and services is highly competitive and we expect the competition to increase. We also expect the market for Internet-based commerce and advertising to be intensely competitive. There are no substantial barriers to entry in these markets.

         NetClearing. We have a number of competitors that provide software to merchants and financial institutions for processing payment card transactions over the Internet. They include VeriFone, Inc., IBM Corporation, and AT&T Corporation. Several other competitors, including CyberCash, Inc., CyberSource, Inc. and ClearCommerce Corporation, offer software that enables Internet merchants to obtain credit card authorizations. Several of these companies are developing software to process transactions in compliance with the SET standard which we use. Additional competition could come from web browser companies and software and hardware vendors that incorporate Internet payment capabilities into their products.

         Videos Now and Books Now. Companies such as Reel.com, Amazon, Barnes & Noble, CD Universe and others sell videos and books on the Internet, directly competing with our Videos Now and Books Now divisions. Many of these competitors have longer operating histories, greater name recognition, more existing customers, and significantly greater financial, technical and marketing resources than we do.

         WeatherLabs. Our main competitors in providing weather forecasting on the Internet are The Weather Channel and Accu-Weather. They are both larger, more strongly capitalized and have longer operating histories than WeatherLabs.

         In the future we expect to face additional competition for all of our products and services. This competition will likely include companies that are larger and better capitalized than us. They are likely to also have more expertise and established brand recognition. These competitors could develop Internet product and services that are superior to ours and have greater market acceptance. Moreover, some of our current customers and partners have established relationships with our competitors. Future customers and partners may establish similar relationships.

Trademarks and Proprietary Rights

         We are not certain that the steps we have taken to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights. In addition, we cannot be certain that other parties will not assert infringement claims against us. We believe our copyrights, trademarks, trade dress, trade secrets and similar intellectual property are critical to our success. We rely upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights.

         We could be subject to legal proceedings and claims alleging infringement by us and our licensees of the trademarks and other intellectual property rights of others. We may be forced to use significant financial and managerial resources to defend such claims, even if they are not meritorious. We are not aware of any legal proceedings or claims in this regard.

Dependence on Key Executives

         Our performance is substantially dependent on the effectiveness of our senior management and key technical personnel. In particular, our success depends substantially on the continued efforts of our senior management team, which currently is composed of a small number of individuals who only recently joined the Company. We do not carry key person life insurance on any of our senior management personnel. The loss of the services of any of our executive officers or other key employees could detrimentally affect us.

Attracting and Retaining Qualified Employees

         Our future success depends on our continuing ability to attract and retain highly qualified technical and managerial employees. Competition for java software programmers and other people experienced in the technical areas in which we operate is intense and as a small company, we may not be able to attract them. We also may not have the resources to provide the salaries and benefits that our competitors can. Other companies in the software development field may try to entice our best technical employees to change jobs.

Government Regulation of the Internet

         Any new legislation or regulation or the application of existing laws and regulations to the Internet could have a material adverse effect on our business, operating results and financial condition. We are not currently subject to direct regulation by any United States government agency, other than regulations applicable to businesses generally. There are currently few laws or regulations directly applicable to access to or commerce on the Internet. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. For example, we may be subject to the provisions of the Communications Decency Act. Although the constitutionality of the CDA, the manner in which the CDA may be interpreted and enforced and the effect of the CDA on our operations cannot be determined, it is possible that the CDA could expose us to substantial liability. A number of other countries also have enacted or may enact laws that regulate Internet content. The adoption of such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our products. Such laws and regulations also could increase our cost of doing business or otherwise have an adverse effect on our business, operating results and financial condition. Moreover, existing laws governing issue such as property ownership, defamation, obscenity and personal privacy may also be applicable to the Internet, and we may be subject to claims that our services and web sites violate such laws.

State Sales and Use Tax Laws

         Several states have attempted to tax online retailers and service providers even when they have no physical presence in the state. There is a currently a three year moratorium on taxing Internet commerce that the federal government imposed on the states. We currently charge sales tax for goods sold to customers in California and Utah, the states where we have operations. If after the moratorium, other states assert tax claims for products we have sold over the Internet, it could be costly and burdensome for us to comply.

Liability for Information Services

         Because materials may be downloaded by the online or Internet services which we operate or facilitate and may be subsequently distributed to others, we may be subject to a variety of claims. These claims may include defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature and content of such downloaded materials. In the past, other online services have been sued for such claims and in some cases have lost. In addition, we could be exposed to liability with respect to the books, videos, content and links that may be accessible through our web sites, or through content and materials that may be posted by users on web sites. It is also possible that if we provide any information through our web sites or services which contains errors, third parties could make claims against us for losses incurred in reliance on such information. Also, to the extent we provide users with information relating to purchases of goods and services, we could face claims relating to injuries or other damages arising from such goods and services. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Our business, operating results and financial condition could be adversely affected by any liability or legal defense expenses that are not covered by insurance or that are in excess of our insurance coverage.

Concentration of Stock Ownership

         Our present directors, executive officers, greater than 5% stockholders and their respective affiliates beneficially own approximately 44% of our outstanding common stock. As a result of their ownership, the directors, executive officers, greater than 5% stockholders and their respective affiliates collectively are able to control or significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.

Volatility of Stock Price

         Broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our operating performance. The trading price of our common stock has been and may continue to be subject to wide fluctuations. In the last twelve months our stock has traded as low as $1.875 and as high as $17.125. The wide swings in the price of our stock have not always been in response to logical reasons. Some events and factor that we know of which may affect our stock price include:

         o    quarterly variations in operating results;
         o technological innovations or new affiliations announcements by us or by our competitors;
         o changes in financial estimates and recommendations by securities analysts;
         o performance of operating and stock price of other companies that investors may deem comparable to us; and
         o    news reports relating to trends in our markets.

         In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies.

Future Issuance of Preferred Stock Could Hurt Common Stockholders

         Rights of preferred stockholders take priority over common stockholders. Although we do not currently have any preferred stock outstanding, the rights of the holders of common stock may come behind the subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Our Board of Directors has the authority to issue up to 2,500,000 shares of preferred stock. and to They can determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. Preferred stockholders could delay, defer or prevent a change of control of which our common stockholders may have been in favor.

Shares Eligible for Future Sale

         Up to 8,860,016 shares of our common stock will be freely trading or eligible for sale in the public market. 1,174,338 shares (excluding shares issuable upon exercise of warrants) are being registered in this prospectus which will make them available for sale. If the selling shareholders stockholders sell a substantial number of shares in the public market following this registration, or if the public believes that such sales could occur, the market price of our common stock could decline. Under the federal securities laws, shares may not be sold unless they are registered with the SEC or are exempt from registration. In addition approximately 6,283,925 shares of our stock are immediately eligible for resale in the public market without restriction under Section 4(1) of the Securities Act, which permits sales by people other than the issuer, underwriter or dealer. Approximately another 1,401,753 shares of common stock have been held long enough to now be eligible for sale in the public market, subject to the provisions of Rule 144 under the Securities Act.

         As of February 8, 1999, an aggregate of 1,879,000 shares of common stock were reserved for issuance pursuant to certain warrants. Of the common stock which will be issued on exercise of these warrants, 1,000,000 shares are being registered in this prospectus.

         As of February 8, 1999, 998,125 shares of common stock were subject to options outstanding under our employee stock option plan at a weighted average exercise price of $ 3.49 per share. Of these options, 500,625 were exercisable at that date at a weighted average exercise price of $ 5.54 per share. The remainder of these options become exercisable at various points over the next 2 years. An additional 1,447,500 shares of common stock are reserved for future issuance under the plan. We filed a registration statement on Form S-8 registering the shares of common stock reserved for future issuance under the plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act, subject to Rule 144.

Some of Our Equipment May Fail in Year 2000

         Computer systems, software applications, and microprocessor dependent equipment may cease to function properly or generate erroneous data when the year 2000 arrives. The problem affects those systems or products that are programmed to accept a two-digit code in date code fields. To correctly identify the year 2000, a four-digit date code field will be required to be what is commonly termed "year 2000 compliant."

         To date we have invested $60,000 in an effort to certify all aspects of the business are year 2000 compliant. The areas of the business which have been targeted for compliance testing are our operations and our software products and services. We conducted the certification process over a three-month period in which all software products and service components under our direct control certified Year 2000 compliant. For the operational components and remaining software and service that are under the control of third party organizations, we have sought their efforts to provide written confirmation and evidence of compliance. We may realize operational exposure and risk if the systems for which we are dependent upon to conduct day-to-day operations are not year 2000 compliant. The potential areas of software exposure include:

         o electronic data exchange systems operated by third parties with whom we transact business;
         o server software which we use to present content and advertising to our customers and partners; and
         o computers, software, telephone systems and other equipment used internally.

         In October 1997, we initiated the review and assessment of all of our computerized hardware and internal-use software systems to ensure that such systems will function properly in the year 2000 and beyond. During the last two years, our computerized information systems have been substantially upgraded to be year 2000 compliant.

         We have not yet determined a contingency plan in the event that any non-compliant critical systems are not remedied by the year 2000, nor have we formulated a timetable to create such a contingency plan. It is possible that costs associated with year 2000 compliance efforts may exceed our current projections of an additional $40,000 to reach total compliance. In such a case, these costs could have a material negative impact on our financial position and results of operations. It is also possible that if systems material to our operations have not been made year 2000 compliant, or if third parties fail to make their systems compliant in a timely manner, the year 2000 issue could have a material adverse effect on our business, financial condition, and results of operations. This would result in an inability to provide functioning software and services to our clients in a timely manner, and could then result in lost revenues from these clients, until such problems are resolved by us or the responsible third parties.




                          FORWARD-LOOKING STATEMENTS

         This prospectus, including all documents incorporated by reference, includes forward-looking statements. Forward-looking statements are generally those preceded by, followed by or including the words "believes," "expects," "anticipates" or similar expressions.

         These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties including those risks described in the "Risk Factors" section. Our actual results could differ materially from these forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the events contemplated by the forward-looking statements contained in this prospectus will, in fact, occur.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission ("SEC") to register 2,174,338 shares of our common stock, par value $.0001 (the "Shares"). This prospectus does not include all of the information contained in the registration statement and the exhibits to the registration statement. For further information about us and the shares being registered, you should read the registration statement and the exhibits to the registration statement. Statements contained in this prospectus concerning documents we have filed with the SEC as exhibits to the registration statement or otherwise are not necessarily complete and, in each instance, you should refer to the actual filed document.

         We have not authorized anyone to provide you any information different from that contained in this prospectus. The selling stockholders may offer to sell the shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

         In this prospectus, the "Company," "Digital Courier," "we," "us," and "our" refer to Digital Courier Technologies, Inc.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, Mail Stop 1-2, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. Our SEC file number is 000-20771. We incorporate by reference the documents listed below, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

        (1) Annual Report on Form 10-K for the fiscal year ended June 30, 1998, as amended through the date hereof;

        (2) Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, as amended through the date hereof;

        (3) Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, as amended through the date hereof;

        (4) Proxy Statement for the Special Meeting of Shareholders held September 16, 1998;

        (5) Proxy Statement for the Annual Meeting of Shareholders to be held December 15, 1998;

        (6)   Current Report on Form 8-K filed October 1, 1998;

        (7)   Current Report on Form 8-K filed December 11, 1998;

        (8)   Current Report on Form 8-K filed February 12, 1999; and

        (9) Description of our capital stock contained in our registration statement on Form 8-A, including all amendments or reports filed for the purpose of updating such description.

         You may request a copy of these filings, at no cost, by writing or telephoning DCTI at P.O. Box 8000, 136 Heber Avenue, Park City, Utah 84060, telephone (435) 655-3617, attention: Investor Relations.

                                 USE OF PROCEEDS

              We are registering the shares of common stock for the benefit of the selling stockholders and the selling stockholders will sell the shares from time to time under this prospectus. Other than the exercise price the selling stockholders will pay to exercise their warrants, we will not receive any proceeds from the sale of the shares offered in this prospectus. We will pay the costs of this offering which are estimated to be $75,000. The selling stockholders are not obligated to exercise their warrants, and there can be no assurance that they will choose to exercise all or any of the warrants. If all the warrants are exercised, we will receive $ 9,474,375. We intend to use any proceeds we receive from any warrant exercise to augment our working capital for general corporate purposes.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of February 8, 1999, with respect to the selling stockholders. Beneficial ownership after this offering will depend on the number of shares actually sold by the selling stockholders. To our knowledge, all selling stockholders have sole voting and investment power with respect to their securities, except as otherwise indicated. Except for the purchase of the shares and except as noted below, none of the selling stockholders has had any position, office or other material relationship with us within the past three years.

         The percentage shown in the second column includes all common stock beneficially owned by the selling stockholder as a percentage of the 13,959,211 shares of common stock outstanding on February 8, 1999, together with all currently exercisable warrants or options for such selling stockholder. Shares of common stock subject to warrants or options are deemed outstanding for computing the percentage ownership of the person holding such rights, but are not deemed outstanding for computing the percentage of any other person. We calculated the amounts in the last two columns on the right of the table assuming that each selling stockholder disposes of all of the shares covered by this prospectus and does not acquire any additional common stock. We also assumed that the selling stockholder did not exercise any other options, warrants or conversion rights.

                                                                            Shares of
                                            Shares of Common Stock           Common
                                                Beneficially               Stock Being                 Shares of Common
                                                   Owned                    Registered                    Stock Owned
                                              Prior To Offering             for Resale                After the Offering
                                              -----------------             ----------                ------------------

    Name of Selling
     Stockholder
     -----------


                                             Number         % of              Number                   Number  % of
                                             ------         ----              ------                   ------  ----
                                                            Class                                              Class
                                                            -----                                              -----


At Home Network                             220,534         1.55            220,534 (1)               0         -
Brown Simpson Strategic Growth Fund, Ltd.
                                            970,000         6.75          1,120,000 (2)               0         -
Brown Simpson Strategic Growth Fund, L.P.
                                            430,000         3.06            480,000 (3)               0         -
America Online, Inc.                        353,804         2.53          1,592,356                   0         -

    (1) Includes 200,000 shares of common stock which have not been issued but which are issuable upon exercise of warrants. 100,000 of the warrants will vest only upon the attainment by At Home Network of certain performance criteria.
    (2) Includes 410,000 shares of common stock which have not been issued but which are issuable upon exercise of warrants and 150,000 shares which have not yet been issued and which are not currently exercisable.
    (3) Includes 90,000 shares of common stock which have not been issued but which are issuable upon exercise of warrants and 50,000 shares which have not yet been issued and which are not currently exercisable.

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer and sell the shares covered by this prospectus from time to time. The selling stockholders will act as principals for their own accounts in selling the shares. The selling stockholders may sell the shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. The selling stockholders will receive all of the net proceeds from the sale of the shares offered with this prospectus. The selling stockholders will pay all commissions in connection with the sale of those shares. Other than the exercise price the selling stockholders will pay to exercise their warrants, we will not receive any proceeds from the sale of the shares offered in this prospectus.

         The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We expect that the selling stockholders will sell the shares covered by this prospectus through customary brokerage channels, either through:

       o broker-dealers acting as principals, who may then resell the shares through Nasdaq;
       o      in private sales;
       o      in a combination of such methods of sale;
       o      in transactions  pursuant to Rule 144 under the Securities Act;
              or
       o in block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

         We expect the selling stockholders will sell the shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may pledge all or a portion of the shares as collateral in loan transactions. Upon default by the selling stockholders, the pledgee in such loan transaction would have the same rights of sale as such selling stockholders under this prospectus. The selling stockholders may also transfer s hares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling stockholders under this prospectus. Finally, the selling stockholders and any brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts an other compensation paid to such persons may be regarded as underwriters' compensation.

         From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the shares in connection therewith or in settlement of securities loans.

         In effecting sales, brokers and dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of the sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such re-sales, may pay to or receive from the purchasers of such shares commissions as described above. We will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all brokerage commissions and other similar expenses incurred by the selling stockholders.

         At the time a particular offer of the shares is made, to the extent required, we will distribute a supplement to this prospectus which will identify and set forth the aggregate amount of shares being offered and the terms of the offering.

         The selling stockholders may sell the shares at any price. Sales of the shares at less than market prices may depress the market price of our common stock. Moreover, generally the selling stockholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time. However, to the extent the selling stockholders are affiliates of the Company, such selling stockholders are subject to the volume limitations of Rule 144 under the Securities Act.

         The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares by the selling shareholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares to engage in market- making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

         To comply with certain states' securities laws, if applicable, the shares may be sold in any such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the seller meets the applicable state notice and filing requirements.

                                  LEGAL MATTERS

         For purposes of this offering, Snell & Wilmer L.L.P., Salt Lake City, Utah, counsel to the Company, is giving its opinion on the validity of the Shares.

                                     EXPERTS

         The audited financial statements as of June 30, 1998 and 1997 and for each of the three years in the period ended June 30, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. We refer you to the report on those financial statements, dated September 23, 1998, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in
Note 1 to the financial statements.

 We  have  not  authorized  any  dealer,
 salesperson or other person to give any
 information  or represent  anything not
 contained in this prospectus.  You must
 not    rely    on   any    unauthorized
 information.  This  prospectus does not
 offer to sell or buy any  shares in any
 jurisdiction where it is unlawful.  The
 information   in  this   prospectus  is
 current only as of its date.
                                                             2,174,338 Shares



                                                             DIGITAL COURIER
                                                            TECHNOLOGIES, INC.
                                                              Common Stock



                                                         -----------------------

                                                                PROSPECTUS
                                                         -----------------------
                   TABLE OF CONTENTS
                                                  PAGE
ABOUT THIS PROSPECTUS..............................19
WHERE YOU CAN FIND MORE
INFORMATION........................................19
RISK FACTORS........................................3
THE COMPANY.........................................2
USE OF PROCEEDS....................................20
SELLING STOCKHOLDERS...............................21
PLAN OF DISTRIBUTION...............................22
LEGAL MATTERS......................................24
EXPERTS............................................24       February 12, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The Company estimates that expenses in connection with the transactions described in this registration statement will be as follows. All expenses incurred with respect to the transactions will be paid by the Company.

                SEC Registration Fee........................$6,319
                Printing Expenses..............................500
                Accounting Fees and Expenses................40,000
                Legal Fees and Expenses.....................25,000
                Transfer Agent Fees and Expenses.............1,500

                         Total..........................$   73,319

Item 15.  Indemnification of Directors and Officers

         The General Corporation Law of the State of Delaware provides for indemnification as set forth in Section 145 thereof. The Company's Bylaws provide for indemnification of the Company's directors, officers and others against all expenses and amounts of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company. This indemnification is to the fullest extent permitted by law upon receipt of an undertaking by or on behalf of such person (and the heirs and legal representatives of such person) to repay such advances if it shall ultimately be determined that such person is not entitled to indemnification by the Company.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits and Financial Statement Schedules

         (a)      Exhibits


         Exhibits                          Description

              4.1 Interactive  Marketing  Agreement with America  Online,  Inc., filed with the Form 10-K for the year ended June 30, 1998, incorporated herein by reference
              4.2 Content  License  and  Distribution  Agreement  with  At Home
                  Corporation, filed with the Form 10-K for the year ended June 30, 1998, incorporated herein by reference.

              4.3 Loan Agreement  between the Company and Certain  Lenders dated as of October 22, 1998, filed with the Form 8-K dated December 11, 1998, incorporated herein by reference

              4.4 Securities Purchase Agreement among the Company, Brown Simpson
                  Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P. dated as of November 23, 1998, as amended on December 2, 1998, filed with the Form 8-K dated December 11, 1998, incorporated herein by reference

              5.1 Opinion of Snell & Wilmer L.L.P.
             23.1 Consent of Arthur Andersen L.L.P.
             23.2 Consent of Snell & Wilmer  L.L.P.  (included in opinion filed as Exhibit 5.1)
             23.3 Consent of Hansen, Barnett & Maxwell
             24.1 Power of Attorney (contained on signature page)

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
                  Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of suc securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (6) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                           SIGNATURES


         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Park City, Utah on February 12, 1998.


                               DIGITAL COURIER TECHNOLOGIES, INC.
                               a Delaware corporation


                               By: /s/ Raymond J. Pittman
                                  ----------------------------------------------
                                   Raymond J. Pittman
                                   Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose individual signature appears below hereby authorizes and appoints Mitchell Edwards with full power of substitution and re-substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on the dates indicated.


     Signature                                     Title                               Date


       /s/         *                                                                  2/12/99
       ------------------------------                                                 -------
        Raymond J. Pittman           Chief Executive Officer and Director
                                     (Principal Executive Officer)



       /s/         *                                                                  2/12/99
       ------------------------------                                                 -------
        Michael S. Bard              Senior Vice President and Controller
                                     Principal Financial and Accounting
                                     (Officer)


       /s/ Mitchell Edwards                                                           2/12/99
       ------------------------------                                                 -------
        Mitchell Edwards             Executive Vice President and Director



       /s/         *                                                                  2/12/99
       ------------------------------                                                 -------
        Kenneth M. Woolley           Director




       /s/         *                                                                  2/12/99
       ------------------------------                                                 -------
        Glen Hartman                 Director


       /s/         *                                                                  2/12/99
       ------------------------------                                                 -------
        James A. Egide               Chairman of the Board


       /s/ Mitchell Edwards                                                           2/12/99
       ------------------------------                                                 -------
*By     Mitchell Edwards             Attorney-in-Fact


                                  EXHIBIT INDEX


 Exhibit Number     Exhibit
 --------------     -------

            4.1 Interactive Marketing Agreement with America Online, Inc., filed with the Form 10-K for the year ended June 30, 1998, incorporated herein by reference
            4.2 Content License and Distribution Agreement with At Home Corporation, filed with the Form 10-K for the year ended June 30, 1998, incorporated herein by reference
            4.3 Loan Agreement between the Company and Certain Lenders dated as of October 22, 1998, filed with the Form 8-K dated December 11, 1998, incorporated herein by reference
            4.3 Securities Purchase Agreement among the Company, Brown Simpson Strategic Growth Fund, Ltd. And Brown Simpson Strategic Growth Fund, L.P. dated as of November 23, 1998, as amended on December 2, 1998, filed with the Form 8-K dated December 11, 1998, incorporated herein by reference
            5.1     Opinion of Snell & Wilmer LLP
           23.1     Consent of Arthur Andersen LLP
           23.2     Consent of Snell & Wilmer LLP (included in Exhibit 5.1)
           23.3     Consent of Hansen, Barnett & Maxwell
             24 Power of Attorney (included on signature page of registration statement)